Diligent
BOARD MEMBER
SERVICES INC

HALF YEAR REPORT
JUNE 2010

Diligent Boardbooks®

THE KEY TO EFFECTIVE CORPORATE GOVERNANCE

FORWARD LOOKING STATEMENTS

Except for statements of historical fact, certain information described in this document contains "forward-looking statements" that involve substantial risks and uncertainties. You can identify these statements by forward-looking words such as "anticipate," "believe," "could," "estimate," "expect," "intend," "may," "should," "will," "would" or similar words. The statements that contain these or similar words should be read carefully because these statements discuss our future expectations, contain projections of our future results of operations or of our financial position, or state other "forward-looking" information. Diligent Board Member Services, Inc. believes that it is important to communicate our future expectations to our investors. However, there may be events in the future that we are not able accurately to predict or control. Further, we urge you to be cautious of the forward-looking statements which are contained in this Half Year Report because they involve risks, uncertainties and other factors affecting our operations, market growth, service, products and licenses. Events in the future may cause our actual results and achievements, whether expressed or implied, to differ materially from the expectations we describe in our forward-looking statements. The occurrence of future events could have a material adverse effect on our business, results of operations and financial position.

CONTENTS:

Chairman’s Half Year Report	ii

Consolidated Balance Sheets	1

Consolidated Statements of Operations	3

Consolidated Statements of Changes
in Stockholders’ (Deficiency)
and Comprehensive Loss	4

Consolidated Statements of Cash Flows	5

Notes to the Consolidated Financial Statements	6

Directory	27

Please Note: The Financial Statements presented in this half year report are prepared in accordance with United States Generally Accepted Accounting Principles (“GAAP”).  All amounts in this annual report are in US$ unless otherwise stated.

i

CHAIRMAN’S HALF YEAR REPORT

David Liptak — Chairman

It is my pleasure to present the mid-year performance for Diligent Board Member Services Inc. (Diligent) for the period ending 30 June 2010.

Diligent’s income consists almost entirely of annual subscription-based revenue that recurs each year and increases total revenues with each new license agreement or upgrade.  In the period under review, Diligent produced its best ever first half year sales results and recorded a number of significant milestones.  At the half way mark of the 2010 year, Diligent has added license fees of $US 1.28 million, up significantly over the $US 0.99 million from the same time in 2009 and $US 0.81 million in 2008.  Given the current level of new client interest and inbound sales activity, we expect the sales momentum generated during the first half of 2010 to continue throughout the remainder of the year.

 As a result of management’s increased focus on efficiency and productivity, year on year sales revenue is up 70% while operational costs have decreased approximately 3%.  Additionally, cumulative annualized licenses fees are at $US 7.55 million.  Diligent’s continued success in bringing high quality service and support to its customers is evidenced by its superior customer satisfaction ratings.  These high customer satisfaction levels in turn drive two critical elements of our business: 1) high retention rates on annual subscription renewals that dramatically increase the revenue growth of the company, and 2) upgrades from existing customers which continue to provide a significant boost to sales.  In fact, the second quarter of 2010 represented the best quarter ever for upgrades from existing Diligent customers.

  Other key highlights from Diligent’s mid-year performance include:

▪
At March 31, 2010, Diligent recorded a recovery of $3.2 million on our Note receivable from Services Share Holding, LLC.  This reflected the belief that we will collect more of the amount due on the Note than previously estimated as a result of the increase in the value of the collateral for the note.  This recovery has had a positive impact on our profitability.

▪
In February 2010, Services Share Holding, LLC made a partial pre-payment of the Note of approximately $US1.0 million.  The pre-payment was approved at our annual stockholders’ meeting and the proceeds were received by the Company in June, providing us with additional liquidity.

▪	Balance sheet flexibility following the securing of a US$1,000,000 line of credit.

▪
Cost of revenues as a percentage of revenues continues to decrease; 35% for the first six months of 2010 compared to 46% for the comparable 2009 period.  This is a result of the increased efficiencies and greater economies of scale that we have achieved as our client base has increased.

▪
The company’s growth over the past year has occurred while the number of sales staff has remained constant at eight in 2010, versus nine in 2009 and 16 in 2008. This reflects a number of factors including:

ii

1.	Sales staff have become more skilled at selling the Boardbooks product

2.	Diligent Boardbooks® growing reputation has facilitated the marketing effort to increase inbound inquiries/leads for our product

3.	Diligent’s target market is showing increasing sophistication and acceptance of the Software-as-a-Service (SaaS) model and technology offered by Diligent

4.	Potential clients are demonstrating greater understanding of the benefits of board portals in terms of time, space and energy of managing board and administration processes online

Without doubt our success continues to be based on an intuitive and easy-to-use system that allows executives to efficiently manage communications with boards and to provide them with real-time access to their vital board materials. Diligent Boardbooks – which has a growing reputation for offering the highest quality product service and support – is a highly efficient, secure and environmentally friendly solution for organisations to manage their boards and meeting groups.

One example of the practical application of Diligent’s Boardbook product was described by Dow Jones Newswires in April this year when the Icelandic volcano eruption closed airports across Europe leaving travellers stranded at overseas airports. The wire report touched on products like Diligent Boardbooks  as potential beneficiaries of these type of situations, stating that: ‘ while many businesses were hurt by the disruptions, companies which sell products and services for remote meetings will benefit substantially from the uncertainty over air travel’.

Diligent now has 356 worldwide clients and over 9,500 users of its Diligent Boardbooks product. Management is continuing to see an increasingly diverse mix of industry groups signing up to use the Boardbooks board portal – with the private sector and companies associated with healthcare and education featuring strongly among the new signings.

A key selling feature, especially among the large multinational ‘blue chip’ clients, is that Diligent owns and manages it own infrastructure and its systems are secured through some of the strongest security technology available. This means Diligent’s clients can be confident that their most intimate corporate information is protected against infrastructure failure and that their critical data is secure and always available.

As noted above, Diligent continues to enjoy increasingly positive sales momentum.  Our ability to continually expand our client base reinforces our position as a market leader in the provision of board materials to company directors, executives and administrators.  We look forward to continued strong growth in revenues and are confident that the entire team at Diligent will continue to perform to its fullest potential.

Sincerely,

David Liptak
Chairman
Diligent Board Member Services, Inc.

iii

FINANCIAL INFORMATION

Item 1. Condensed Consolidated Financial Statements.
Diligent Board Member Services, Inc.
Consolidated Balance Sheets as at 30 June 2010

	June 30,	December 31,
	2010	2009
A S S E T S	(Unaudited)
Current assets:
Cash and cash equivalents	$1,060,185	$1,129,591
Term deposit	68,990	72,530
Accounts receivable, net	282,255	303,331
Prepaid expenses and other current assets	243,847	183,368
Total current assets	1,655,277	1,688,820
Property and equipment, net	1,175,820	1,312,959
Note receivable from affiliate, net of valuation allowance	775,685	1,661,791
Restricted cash - security deposits	225,032	221,886
Total assets	$3,831,814	$4,885,456
LIABILITIES AND STOCKHO LDERS' (DEFICIENCY)
Current liabilities:
Accounts payable and accrued expenses	$468,491	$397,840
Deferred revenue	1,712,570	1,593,351
Current portion of obligations under capital leases	93,019	113,418
Payables to affiliates	1,720	5,762
Total current liabilities	2,275,800	2,110,371
Non-current liabilities:
Obligations under capital leases, less current portion	104,514	147,091
Other noncurrent liabilities	48,065	44,252
Total non-current liabilities	152,579	191,343
Total liabilities	2,428,379	2,301,714
Commitments and contingencies
Redeemable preferred stock:
Series A convertible redeemable preferred stock, $.001 par value, 50,000,000 shares authorized, 32,667,123 and 30,000,000 shares issued and outstanding (liquidation
value $5,065,068 and $4,766,712)	3,163,426	3,149,851
Stockholders' (deficiency):
Common Stock, $.001 par value, 250,000,000 shares authorized, 78,790,000 and 90,440,000
shares issued and outstanding	78,790	90,440
Additional paid-in capital	21,513,775	24,532,622
Accumulated deficit	(23,336,397)	(25,180,648)
Accumulated other comprehensive loss	(16,159)	(8,523)
Total stockholders' (deficiency)	(1,759,991	(566,109
Total liabilities and stockholders' (deficiency)	$3,831,814	$4,885,456

See accompanying notes to consolidated financial statements

Signed for and on behalf of the Board as at 10 August 2010

David Liptak, Chairman	Mark Russell, Director

Diligent Board Member Services, Inc.
Consolidated Statements of Operations For The Period Ended 30 June 2010
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2010	2009	2010	2009
Revenues	$1,915,405	$1,156,732	$3,662,882	$2,153,904
Cost of revenues	659,556	539,834	1,282,220	995,567
Gross profit	1,255,849	616,898	2,380,662	1,158,337

Operating expenses:
Selling and marketing expenses	739,991	593,064	1,306,877	1,273,661
General and administrative expenses	882,818	995,598	1,884,437	2,124,041
Research and development expenses	233,742	199,238	410,888	358,927
Depreciation and amortization	114,707	94,404	229,903	183,961
Total operating expenses	1,971,258	1,882,304	3,832,105	3,940,590

Operating loss	(715,409)	(1,265,406)	(1,451,443)	(2,782,253)

Other income (expenses):
Impairment recovery on note receivable from
affiliate	-	-	3,200,000	-
Interest income, net	68,535	100,855	144,382	185,642
Foreign exchange transaction gain/(loss)	1,018	41,796	(38,611)	(893)
Other	-	170,954	-	170,954
Total other income	69,553	313,605	3,305,771	355,703

Income (loss) before provision for income taxes	(645,856)	(951,801)	1,854,328	(2,426,550)

Income tax (benefit) expense	(3,561)	-	10,077	10,077

Net income (loss)	$(642,295)	$(951,801)	$1,844,251	$(2,432,606)

Net income (loss) per share:
Basic	$(0.01)	$(0.01)	$0.02	$(0.03)
Diluted	$(0.01)	$(0.01)	$0.02	$(0.03)
Weighted average shares outstanding:
Basic	87,495,495	90,390,549	88,959,613	90,301,878
Diluted	87,495,495	90,390,549	123,062,002	90,301,878

See accompanying notes to consolidated financial statements

Diligent Board Member Services, Inc.
Consolidated Statement of Changes in Stockholders’ (Deficiency)
And Comprehensive Loss For The Period Ended 30 June 2010
(Unaudited)

		Common			Accumulated
		Stock	Additional		Other	Total
	Common Shares	$.001 Par Value	Paid-in- Capital	Accumulated Deficit	Comprehensive(Loss)	Stockholders' (Deficiency)
Balance at
January 1, 2010	90,440,000	90,440	24,532,622	(25,180,648)	(8,523)	(566,109)
Net income	-	-	-	1,844,251	-
Foreign exchange
translation adjustment	-	-	-	-	(7,636)
Total comprehensive income						1,836,615
Share-based compensation	-	-	223,754	-	-	223,754
Cancellation of common stock	(11,650,000)	(11,650)	(3,064,026)			(3,075,676
Amortization of offering costs	-	-	(13,575)	-	-	(13,575
Accrued preferred stock dividend	-	-	(165,000)	-	-	(165,000
Balance at
June 30,2010	78,790,000	78,790	21,513,775	(23,336,397)	(16,159)	(1,759,991

See accompanying notes to consolidated financial statements

Diligent Board Member Services, Inc.
Consolidated Statements of Cash Flows For The Period Ended 30 June 2010
(Unaudited)

Net income (loss)	$1,844,251	$(2,432,606
Adjustments to reconcile net income (loss) to net
cash and cash equivalents used in operating activities:
Impairment recovery on note receivable from affiliate	(3,200,000	-
Depreciation and amortization	229,903	183,961
Share-based compensation	223,754	23,099
Straight-line rent adjustment	3,813	38,818
Changes in operating assets and liabilities:
Accounts receivable	21,076	119,208
Prepaid expenses and other current assets	(60,479	(177,513
Restricted cash - security deposits	(3,146	5,838
Accounts payable and accrued expenses, net	(94,348	77,616
Deferred revenue	119,219	189,553
Payables to affiliates	(4,042	(49,578
Net cash and cash equivalents used in operating activities:	(919,999	(2,021,604
Cash flows from investing activities:
Purchase of property and equipment	(88,975	(184,213
Net cash and cash equivalents used in investing activities:	(88,975	(184,213
Cash flows from financing activities:
Proceeds from preferred stock issuance	-	2,861,150
Cash received from partial prepayment of note receivable from affiliate	1,010,430	-
Payments of obligations under capital leases	(62,977	(65,629
Net cash and cash equivalents provided by (used in) financing activities	947,453	2,795,521
Effect of exchange rates on cash and cash equivalents	(7,885	(11,168
Net increase (decrease) in cash and cash equivalents	(69,406	578,536
Cash and cash equivalents at beginning of period	1,129,591	1,265,347
Cash and cash equivalents at end of period	$1,060,185	$1,843,883

Supplemental disclosure of cash flow information:
Cash paid during the period for :
Interest	$24,782	$15,300
Income taxes	$10,206	$12,634
Supplemental disclosure of noncash investing and financing activities:
Property and equipment acquired under capital leases	$-	$46,200
Prepayment of principal on note receivable from affiliate in exchange for
11,650,000 shares	$3,075,676	$-

See accompanying notes to consolidated financial statements

Diligent Board Member Services, Inc. — Half-Year Report June 2010
Notes to Consolidated Financial Statements
 (Unaudited)

1)	Organization and nature of the business

Diligent Board Member Services, Inc. (“Diligent” or the “Company”) is a global leader in web-based portals for Boards of Directors.  The Company develops and sells an online software application called Diligent Boardbooks, a web based portal that board members, management and administrative staff use to compile, update, review and archive board materials during and after board meetings.  Diligent provides clients with subscription-based access to the software and also provides associated services including securely hosting the clients’ data and customer service and support for the application.

The Company was incorporated in the State of Delaware on September 27, 2007 and is listed on the New Zealand Stock Exchange (“NZSX”).  On December 12, 2007, the Company completed its initial public offering on the NZSX.  In April 2008, the Company filed a Form 10 registration statement with the United States Securities and Exchange Commission (“SEC”), which became effective on June 30, 2008.  The Company’s corporate headquarters are located in New York and New Zealand.

The Company has a wholly-owned subsidiary located in New Zealand, Diligent Board Member Services NZ Limited (“DBMS NZ”), which was acquired on January 1, 2008.  DBMS NZ provides research and development services to the Company.  The Company also has a wholly-owned subsidiary, Diligent Boardbooks Limited (“DBL”), an England and Wales limited liability company which provides European sales and marketing services.  Diligent, together with its subsidiaries, are hereinafter referred to as “the Company”.

The Company’s consolidated financial statements are presented in US dollars, rounded to the nearest dollar, which is the Company’s functional and presentational currency.

The Company has evaluated all subsequent events through the filing date of this Form 10-Q with the SEC, to ensure that this Form 10-Q includes subsequent events that should be recognized in the financial statements as of June 30, 2010, and appropriate disclosure of subsequent events which were not recognized in the financial statements.

2)	Liquidity

The primary source of our liquidity for the past year has been the $2.9 million of financing obtained from our Series A Preferred Stock issued in March 2009.  At June 30, 2010, our sources of liquidity consist of cash and term deposits of approximately $1.1 million.

In February 2010, Services Share Holding, LLC (the Company’s predecessor entity, hereinafter referred to as “SSH LLC”) sold approximately 4.8 million shares of Company stock pledged as collateral for the Note receivable from affiliate for approximately $1.2 million.  The proceeds were placed in escrow pending stockholder approval at our annual stockholders’ meeting on June 8, 2010, as required by the New Zealand Stock Exchange listing rules (See Note 5).  The sale was approved and we received approximately $0.2 million interest in cash in April and May 2010 and a $1.0 million principal prepayment in cash in June 2010,  providing us with additional liquidity.

In March 2010, the Company entered into an agreement with Spring Street Partners, L.P. (“the Lender”) pursuant to which the Lender extended a $1.0 million revolving line of credit facility to the Company (See Note 8).  This line of credit offers the Company additional cash flow support if needed.  As of June 30, 2010, the Company has no borrowings under this credit facility.

The Company continues to consider and evaluate strategic growth opportunities that could result in a need for additional capital not currently within the Company’s budget.  Our current operating expenses and expected capital expenditures are fixed, predictable and adequate to support our budgeted growth.  The primary uncertainty concerning the Company’s capital needs pertains to its ability to achieve the expected sales growth in a timely manner.

Diligent Board Member Services, Inc. — Half-Year Report June 2010
Notes to Consolidated Financial Statements
 (Unaudited)

3)	Significant accounting policies

Basis of presentation –  The accompanying interim consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) for interim financial information and the instructions for Form 10-Q pursuant to the rules and regulations of the SEC.  Accordingly, they do not include all information and notes required by GAAP and provided in the annual consolidated financial statements.  These financial statements should be read in conjunction with the audited consolidated financial statements and notes thereto included in Form 10-K of the Company for the year ended December 31, 2009, as filed with the SEC on March 18, 2010.

In the opinion of management, the accompanying unaudited consolidated financial statements contain all adjustments (consisting of normal recurring adjustments) necessary for a fair presentation of the financial statements.  The results of operations for the six months ended June 30, 2010 are not necessarily indicative of the results to be expected for the full year.

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Fair value of financial instruments – The fair value of our cash and cash equivalents, term deposits, accounts receivable, accounts payable and accrued expenses approximates book value due to their short term settlements.  See Note 5 for the valuation of the Note receivable from affiliate and Note 6 for the valuation of foreign currency options.

Share-based compensation – The Company measures the cost of employee services received in exchange for an equity-based award using the fair value of the award on the date of the grant, and recognizes the cost over the period that the award recipient is required to provide services to the Company in exchange for the award.

The Company measures compensation cost for awards granted to non-employees based on the fair value of the award at the measurement date, which is the date performance is satisfied or services are rendered by the non-employee.

Net income (loss) per share – Basic net income (loss) per share is computed by dividing the net income (loss) attributable to common stockholders, after deducting accrued preferred stock dividends, by the weighted average number of common shares outstanding for the period.

Diluted net income (loss) per share reflects the potential dilution that would occur if securities or other contracts to issue common stock were exercised or converted into common stock, unless the effect is anti-dilutive.  Stock options, nonvested restricted stock and convertible preferred stock are included as potential dilutive securities for the periods applicable.  All potentially dilutive securities have been excluded from the calculation for the three months ended June 30, 2010 and for the three and six months ended June 30, 2009 as they were anti-dilutive.  The number of potentially dilutive securities for the three months ended June 30, 2010 and for the three and six months ended June 30, 2009 were 34,102,389, 30,000,000 and 30,000,000, respectively.

Diligent Board Member Services, Inc. — Half-Year Report June 2010
Notes to Consolidated Financial Statements
 (Unaudited)

The components of the calculation of basic and diluted net income (loss) per common share are as follows:

	Three months ended June 30,		Six months ended June 30,
	2010	2009	2010	2009
Numerator:
Net income (loss)	$(642,295)	$(951,801)	$1,844,251	$(2,432,606)
Preferred stock dividends	(82,500)	-	(165,000)	-
Basic net income (loss) available to
common shareholders	$(724,795)	$(951,801)	$1,679,251	$(2,432,606)
Diluted net income (loss) available to
common shareholders	$(642,295)	$(951,801)	$1,844,251	$(2,432,606)
Denominator:
Basic weighted average shares
outstanding	87,495,495	90,390,549	88,959,613	90,301,878
Dilutive effect of stock options	-	-	1,435,266	-
Dilutive effect of convertible preferred
stock	-	-	32,667,123	-
Diluted weighted average shares
outstanding	87,495,495	90,390,549	123,062,002	90,301,878
Basic earnings (loss) per share	$(0.01)	$(0.01)	$0.02	$(0.03)
Diluted earnings (loss) per share	$(0.01)	$(0.01)	$0.02	$(0.03)

Recent accounting pronouncements – In October 2009, the Financial Accounting Standards Board (“FASB”) issued new guidance for revenue recognition with multiple deliverables.  This new guidance impacts the determination of when the individual deliverables included in a multiple-element arrangement may be treated as separate units of accounting. Additionally, it modifies the manner in which the transaction consideration is allocated across the separately identified deliverables by no longer permitting the residual method of allocating arrangement consideration. This new guidance is effective for revenue arrangements entered into or materially modified in fiscal years beginning on or after June 15, 2010, however early adoption is permitted. The Company does not expect this new guidance to have a material effect on the consolidated financial statements.

In January 2010, the FASB issued new guidance which improves disclosures about fair value measurements.  The new standard was effective for interim and annual periods beginning after December 15, 2009, except for certain disclosures regarding Level 3 measurements which are effective for fiscal years beginning after December 15, 2010.  The Company does not expect this new guidance to have a material effect on the consolidated financial statements.

In February 2010, the FASB issued updated guidance to address certain implementation issues related to an entity’s requirements to perform and disclose subsequent events procedures.  This update requires SEC filers to evaluate subsequent events through the date financial statements are issued and exempts SEC filers from disclosing the date through which subsequent events have been evaluated.  The updated guidance was effective upon issuance, and did not have a material impact on the Company’s consolidated financial statements.

From time to time, new accounting pronouncements are issued by the FASB and are adopted by us as of the specified effective date. Unless otherwise discussed, we believe that the impact of other recently issued accounting pronouncements will not have a material impact on consolidated financial position, results of operations, and cash flows, or do not apply to our operations.

Diligent Board Member Services, Inc. — Half-Year Report June 2010
Notes to Consolidated Financial Statements
 (Unaudited)

4)	Term deposit

At June 30, 2010, the Company has a term deposit with a New Zealand bank with a term of 365 days.  The term deposit in the amount of NZD 100,000 (US$68,990) bears interest at 4.20% and matures in March 2011.

5)	Note receivable from affiliate

The note receivable from affiliate represents amounts due from SSH LLC, the Company’s predecessor entity, under a Promissory Note and Security Agreement dated October 1, 2007 (the “Note”), as amended by the Prepayment and Amendment Agreement entered into in February 2010 and approved by our stockholders in June 2010.

The original Note bore interest at 5% per annum, and was scheduled to mature on October 1, 2010.  It was originally secured by 25,000,000 shares of the Company’s stock which was pledged as collateral by members of SSH LLC. A portion of the pledged shares were sold by SSH LLC in order to obtain funds to make the quarterly interest payments.  At December 31, 2009, there were 21,678,597 shares securing the Note.

The Prepayment and Amendment Agreement with SSH LLC provides for:

•
The sale in February 2010 by SSH LLC of a block of 4,823,000 shares of the pledged stock to a third party for US$0.24 per share, for a total of US$1,157,011 (after commissions), which would be applied to the interest due for the period from January through May 2010 ($146,581) and prepayment of principal ($1,010,430).  The proceeds of this sale were placed in escrow pending stockholder approval of the agreement.

•	The prepayment of an additional US$3,075,676 of principal through the surrender of 11,650,000 pledged shares to the Company at US$0.26 per share,

•	The extension of the maturity date on the Note from October 1, 2010 to October 1, 2012, and

•	Adjustment of the annual interest rate from 5.0% to 6.5% effective in June 2010, payable January 1 of each year, in arrears.

This agreement was subject to the approval of the Company’s shareholders at the annual meeting on June 8, 2010, and was contingent on the receipt of an appraisal attesting to the fairness of the transaction to the shareholders unrelated to SSH LLC. The agreement was approved and the amended Note now has an outstanding principal balance of $3,075,685 and is secured by 5,205,597 shares of the Company’s common stock pledged by the members of SSH LLC.  The proceeds from the February 2010 sale of shares by SSH LLC to a third party were delivered to the Company on June 8, 2010.

At June 30, 2010, the contractual outstanding loan balance is $3,075,685, which is reduced by a valuation allowance of $2,300,000, resulting in a net receivable balance of $775,685.  Prior to the Prepayments described above,  the contractual outstanding loan balance of the Note was $7,161,791.  The Note is considered to be collateral dependent, as SSH LLC’s only means of repayment is through liquidation of the underlying collateral.  At December 31, 2008, the carrying amount was reduced by a $5.8 million valuation allowance which was based on the estimated fair value of the underlying collateral at that time.  In the fourth quarter of 2009, the Company recorded a recovery in the value of the Note of $300,000 and a corresponding decrease in the valuation allowance to $5.5 million. As a result of the above described transaction, at March 31, 2010 the Company determined that the fair value of the underlying collateral had increased and recorded an additional recovery of $3.2 million.

In the absence of an active market for the Company’s common stock, or other observable inputs for similar instruments, the Company originally based its valuation of the underlying collateral on the value of the March 2009 issuance of Series A Preferred Stock, adjusted using an assumed discount rate of 20%, which was management’s estimate of the fair value of the preferred features of the Series A Preferred Stock.  In addition, management assumed that SSH LLC and/or its members would sell a portion of the underlying collateral to meet their quarterly interest payments, thereby reducing the amount of collateral expected to be available when the Note was to mature in October 2010.

Diligent Board Member Services, Inc. — Half-Year Report June 2010
Notes to Consolidated Financial Statements
 (Unaudited)

The recovery of $3.2 million at March 31, 2010 was based on the remeasurement of a significant input used to value the underlying collateral of the Note, due to recent events and activity which indicated that the preferred stock price was no longer the best measure of the fair value of our common stock.  The Company believes that a better benchmark for fair value is the US$0.24 per share obtained by SSH LLC for the 4.8 million shares sold to a third party in the first quarter of 2010.  Prior to the issuance of the March 31, 2010 financial statements, the Company received the results of the appraisal required by the NZX, which indicated that the agreement was fair to the non-SSH LLC shareholders, and fully anticipated that stockholder approval of the Prepayment and Amendment Agreement would be obtained at the Company’s annual meeting.  In addition, the Company continued to meet growth projections. Based on all of these factors evaluated together, we believe the revised measurement is the best representation of fair value for our common stock.   The Company reviews the valuation of the Note each reporting period and believes the value is properly stated at June 30, 2010.

6)	Derivatives

The Company uses foreign currency option contracts that are not designated as hedging instruments to manage exposure to fluctuations in foreign currency.  The Company uses these instruments as economic hedges and not for speculative or trading purposes.  All foreign currency option contracts are recorded at fair value in other current assets on the balance sheet and expire within three months from the balance sheet date.  In the second quarter of 2010, mark-to-market losses on foreign currency option contracts were not significant to the Company’s consolidated financial condition or results of operations.  There were no options or other derivative instruments prior to the second quarter of 2010.

At June 30, 2010, the Company held option contracts with an aggregate U.S. dollar notional value of $150,000 and a fair value of $5,679.

7)	Fair value measurements

The following table details the fair value measurements within the fair value hierarchy:

		Fair value measurements at June 30, 2010 using:
	Total	Outside prices in active markets using identical assets (Level 1)	Significant other observable inputs (Level 2)	Significant unobservable inputs (Level 3)
Foreign currency option contracts	$5,679	$-	$5,679	-
Note receivable from affiliate	775,685	-	-	775,685
Total	$781,364	$-	5,679	775,685

The fair value of the foreign currency option contracts is estimated based on the fair value of comparable contracts.

Diligent Board Member Services, Inc. — Half-Year Report June 2010
Notes to Consolidated Financial Statements
 (Unaudited)

The Note is the only financial instrument held by the Company for which a fair value measurement is made using significant unobservable inputs.  A reconciliation of the beginning and ending balances of the Note is as follows:

	Six months	Six months
	ended	ended
	June 30,	June 30,
	2010	2009
Balance at beginning of period	$1,661,791	$1,361,791
Total gains or losses (unrealized/realized)
Included in earnings (or changes in net assets)	3,200,000	-
Included in other comprehensive income	-	-
Purchases, issuances and settlements	(4,086,106)
Transfers in and/or out of Level 3	-	-
Ending balance	$775,685	$1,361,791

The amount of total gains or losses for the period included in earnings (or changes in net assets) attributable to the change in unrealized gains or losses relating to assets still held at the reporting date	$3,200,000	$-

8)	Line of credit facility

In March 2010, the Company entered into an agreement with Spring Street Partners, L.P. (“the Lender”) pursuant to which the Lender extended a $1.0 million revolving line of credit facility to the Company.  The Lender is the holder of approximately 22 million shares of the Company’s Series A Preferred Stock and 5 million shares of the Company’s common stock.  The founder and managing partner of the Lender is also the chairman of the board of directors of the Company.

The line of credit bears interest at a fixed rate of 9.50% per annum on outstanding borrowings.  Upon an event of default, the Lender has the option to increase the interest rate on all outstanding obligations to 14.50% per annum.  The line of credit is subject to a 0.5% per annum commitment fee on the unused portion, paid quarterly in arrears.  Accrued interest must be paid quarterly on the last business day of each quarter.  The credit facility matures in September 2011, at which time all outstanding principal and unpaid interest and commitment fees are due in full.

The Lender has a first priority lien on all of the Company’s accounts receivable.  The line of credit agreement includes restrictive covenants regarding liens, additional indebtedness, sales of assets and dividend payments on common stock.  Additionally, the line of credit includes financial covenants with respect to the achievement of budgeted revenues and expenses.

As of June 30, 2010, the Company has no outstanding borrowings under this credit facility.

9)	Redeemable Preferred Stock

On March 11, 2009, the Company issued 30,000,000 shares of newly-created Series A Preferred Stock for $0.10 per share in a private offering, for aggregate proceeds of $3,000,000 in additional capital.  Expenses relating to the share issuance were $138,850.  The principal terms of the Preferred Shares are as follows:

Dividend rights – The Preferred Shares carry a fixed, cumulative, dividend of 11% per annum (adjusted for stock splits, consolidation, etc).  The dividend, which is due on the first business day of each calendar year for the prior year, may (at the Company’s option) be paid either in cash or in kind by the issuance of additional Preferred Shares (PIK Shares), to be issued at the same issue price as the Series A Preferred Stock of $0.10 per share.  The 11% annual dividend on the Preferred Shares will have preference over the declaration or payment of any dividends on the Company’s common stock (ordinary shares).  In addition to the 11% preferred dividend, the holders of the Preferred Shares will also be entitled to participate pro rata in any dividend paid on the Company’s common stock.

Diligent Board Member Services, Inc. — Half-Year Report June 2010
Notes to Consolidated Financial Statements
 (Unaudited)

Conversion rights – The Preferred Shares are convertible at any time at the option of the holders into the Company’s common stock on a one-for-one basis at a conversion price of $0.10 per share. In addition, Preferred Shares will automatically be converted into common stock upon the closing of an underwritten share offering by the Company on a registered stock exchange which realizes at least $40,000,000 of gross proceeds.

Redemption rights – The holders of the Preferred Shares have the option to require the Preferred Shares (including any PIK shares) to be redeemed in cash, at $0.10 per share plus accrued and unpaid dividends, at any time after 60 months from the date of issue of the Preferred Shares.

Anti-Dilution Provision – In the event of a future offering of the Company’s stock at a price per common share which is less than the Preferred Share conversion price immediately before such offering, the conversion price for the Preferred Shares is adjusted according to a weighted average formula.

Liquidation entitlement – In the event of any voluntary or involuntary liquidation of the Company, the holders of Preferred Shares are entitled to an amount per Preferred Share equal to 1.5 times the original issue price of $0.10 plus any dividends which have become due but have not been paid.

Voting rights – Preferred Shares have equal voting rights (one vote per share) to common stock, except that Preferred Shares do not vote in the general election of directors.

Other provisions – For as long as not less than 15,000,000 Preferred Shares are outstanding, the holders of the Preferred Shares have the right between them to appoint one director, and the Company may not take action relating to certain major transactions without obtaining the consent of not less than 60% of the Preferred Shares or without obtaining the approval of the director appointed by the holder of the Preferred Shares (for matters requiring Board of Directors approval).

Accounting for Preferred Shares – If certain criteria are met, companies must bifurcate conversion options from their host instruments and account for them as free standing derivative instruments.  The Company has evaluated the conversion option on the Preferred Shares and determined that the embedded conversion option should not be bifurcated.  Additionally, the Company analyzed the conversion feature and determined that the effective conversion price was higher than the market price at date of issuance; therefore no beneficial conversion feature was recorded.  The Company has classified the Preferred Shares as temporary equity because they are redeemable upon the occurrence of an event that is not solely within the control of the issuer.  As noted above, the holders of the Preferred Shares may demand redemption any time after 60 months from the date of issue.  The securities are carried at their face value net of issuance costs plus accrued dividends (representing fair value) because the contingency has not been met and it is not probable that it will be met.  If the redemption were considered likely to occur, the carrying value would be adjusted to its liquidation value.

For the year 2009, the Board of Directors of the Company approved the issuance of PIK Shares in lieu of cash, which dividend was effective January 4, 2010.  Accordingly, the holders of the Series A Preferred Stock received an aggregate of 2,667,123 PIK shares, and total issued and outstanding preferred shares at June 30, 2010 are 32,667,123.

Diligent Board Member Services, Inc. — Half-Year Report June 2010
Notes to Consolidated Financial Statements
 (Unaudited)

The carrying value of the Preferred Shares at June 30, 2010 and December 31, 2009 is as follows:

	June 30,	December 31,
	2010	2009
Gross proceeds	$3,000,000	$3,000,000
Less: Issuance costs	(138,850)	(138,850)
	2,861,150	2,861,150
Issuance of PIK shares	266,712	-
Cumulative amortization of issuance costs	35,564	21,989
Cumulative in-kind dividend	-	266,712
Balance	$3,163,426	$3,149,851

In 2010, the Company anticipates that cash dividends will be paid on the Series A Preferred Stock.  Accordingly, preferred stock dividends of $165,000 for the six months ended June 30, 2010 are included in accrued expenses and other current liabilities.

10)	Stock option and incentive plan

In November 2007, the Company adopted the 2007 Stock Option and Incentive Plan (“the 2007 Plan”) authorizing the issuance of up to 10,000,000 shares of the Company’s common stock as awards to be granted to selected employees, directors and consultants of the Company, and its affiliates in the form of incentive stock options, non-qualified stock options, and stock awards. The 2007 Plan is administered by the Company's Board of Directors. Pursuant to delegation by the Company's Board of Directors, the Remunerations and Nominations Committee determines the number of shares, the term, the frequency and date, the type, the exercise periods, any performance criteria pursuant to which stock option awards may be granted and the restrictions and other terms and conditions of each grant of restricted shares in accordance with the terms of the 2007 Plan.

In June 2010, the Company adopted the 2010 Stock Option and Incentive Plan (“the 2010 Plan”) authorizing the issuance of up to 5,000,000 shares of the Company’s common stock as Incentive Stock Options and Non-Qualified Stock Options.  Under the 2010 Plan, only employees are eligible for Incentive Stock Options.  The 2010 Plan is to be administered by the Remunerations and Nominations Committee pursuant to delegation by the Company's Board of Directors, which will determine the number of shares, the term, the frequency and date, the type, the exercise periods, and any performance criteria pursuant to which stock option awards may be granted.  As of June 30, 2010, no stock options have been awarded under the 2010 Plan.

Restricted stock awards – On October 23, 2008, the Company granted 600,000 shares of restricted stock to two officers in accordance with the terms of their employment agreements, which included 250,000 shares which vested immediately, 250,000 shares which vested on February 15, 2009, and 100,000 shares which vested on May 15, 2009, based on continued employment through those dates.  The estimated fair value of the shares at the award date was measured using the closing price of NZD0.25 (US$0.14) per share on the date of grant.

During the six months ended June 30, 2010 and June 30, 2009, the Company recognized share-based compensation costs related to restricted stock awards of $0 and $23,099, respectively.  At June 30, 2010 all restricted stock is fully vested and there is no unrecognized compensation cost.

Stock option awards – On August 20, 2009 the Board of Directors approved the Stock Option Agreement, which contains the terms and conditions with respect to stock options granted by the Company under the 2007 Plan.  On that date, the Board of Directors awarded 3,650,000 stock options to officers and an additional 100,000 options to two former outside directors of the Company.  On October 9, 2009, the Company granted an additional 910,003 shares to employees.

Diligent Board Member Services, Inc. — Half-Year Report June 2010
Notes to Consolidated Financial Statements
 (Unaudited)

The exercise price of each option is the market price of the Company’s stock for the last sale prior to the grant date, converted to U.S. dollars using the exchange rate in effect on the grant date.  The options generally expire after a period not to exceed ten years, except in the event of termination, whereupon vested options must be exercised generally within three months, or upon death or disability, in which cases the vested options may be exercised within twelve months, but in all cases the exercise date may not exceed the expiration date.

The fair value of each option grant was estimated on the date of grant using the Black-Scholes option pricing model and the resulting fair value is recorded as share-based compensation expense on a straight line basis over the option vesting period for employee stock options, ranging from six months to three years.  The value of the options granted to former directors was charged to expense as of the grant date.

The fair values of the options granted in 2009 were estimated based on the following assumptions:

Expected volatility (1)	183.98 - 186.94%
Expected term (2)	5.35 – 6.00 years
Risk-free interest rate (3)	2.36 - 2.75%
Dividend yield	-

(1)	The expected volatility was determined using historical volatility data for comparable companies.
(2)	The expected term of the options has been estimated using the simplified method allowed by the SEC, which calculates the average of the vesting period and the contractual term of the options.
(3)	The risk free interest rate is based on the U.S. Treasury constant maturity nominal yield with a term approximately equal to the expected terms of the options.

The weighted average grant-date fair value of the options granted was $0.1406 per share.

A summary of stock option activity for the six months ended June 30, 2010 is as follows:

	Options	Weighted average exercise price	Weighted average remaining contractual term
Outstanding at January 1, 2010	4,660,003	$.1439
Granted	-	-
Exercised	-	-
Forfeited	45,000	.1439
Outstanding at June 30, 2010	4,615,003	.1439	9.17 years
Exercisable at June 30, 2010	300,000	.1439

During the six months ended June 30, 2010, the Company recognized share-based compensation costs related to stock options of $223,754.  At June 30, 2010 there was $244,027 of unrecognized share-based compensation expense related to options granted that will be recognized over the next 2.25 years.

11)	Income taxes

The Company records an income tax provision for foreign tax obligations in New Zealand.  No US or UK current income taxes have been provided due to tax losses incurred.  The Company has recorded a full valuation allowance against all US deferred tax assets, because management is unable to conclude that it is more likely than not that the deferred tax assets will be realized.

The Company and its subsidiaries are subject to regular audits by federal, state and foreign tax authorities.  These audits may result in additional tax liabilities.  The Company’s federal, state and foreign income tax returns for the 2007 through 2009 tax years are open for examination by the respective taxing jurisdictions.

Diligent Board Member Services, Inc. — Half-Year Report June 2010
Notes to Consolidated Financial Statements
 (Unaudited)

Item 2. Management’s Discussion and Analysis of Financial Condition and Results of Operations

The following discussion and analysis of our financial condition and results of operations should be read in conjunction with our consolidated financial statements and related notes that appear elsewhere in this Form 10-Q. In addition to historical consolidated financial information, the following discussion contains forward-looking statements that reflect our plans, estimates and beliefs. Our actual results could differ materially from those discussed in the forward-looking statements.

Overview

The Company develops and makes available an online software application called Diligent Boardbooks, a web based portal that board members, management and administrative staff use to compile, update, review and archive board materials before, during and after board meetings. The Company provides clients with subscription-based access to its software and also provides associated services including securely hosting the client’s data and customer service and support for the application.

Software-as-a-Service (“SaaS”) Model

The Company uses the Software-as-a-Service (“SaaS”) model to distribute its Diligent Boardbooks application to the market and maintain the security and integrity of its clients’ data. Under this model, the Company offers annual renewable subscriptions for customer access to its Boardbook product which is hosted on the Company’s secure servers, and offers a complete suite of related services including training, support, data migration and data security/backup.

The SaaS model allows the Company to differentiate itself through technological innovation and customer service while the subscription billing approach results in a predictable and recurring revenue stream. This SaaS model also allows clients to retain control over access to the application while outsourcing to the Company the support activities, such as managing the IT infrastructure and maintaining the software.

SaaS Benefits

The Company’s SaaS model addresses several difficulties found in the traditional software model and offers the following critical advantages for our company:

•
Highly scalable operations. Because our clients’ boards do not ordinarily meet on a daily or monthly basis, our system has the capability to support many more Boards without absorbing increased costs associated with customer growth.

•
Better revenue visibility. By offering renewable annual subscriptions instead of one time perpetual licenses, the Company has much better revenue foresight. This high revenue visibility allows the Company to undertake much better planning and budgeting, with significant advantages for corporate strategy and profitability.

•
Lower cost of development. The Company has developed one application that is cost effectively shared across thousands of end users. This is considerably less expensive than developing all the permutations (data bases, operating systems, etc) needed by customers who want to run the software on their own premises.  These economies allow the Company to spend resources on developing increased functionalities for its Boardbooks application instead of on creating multiple versions of the same code.

•	Longer corporate life. The SaaS model has a long tail of recurring revenue that reduces investment risk, simplifies corporate planning and leads to extended corporate life.

•	Better expense visibility. Because revenue is more predictable, the Company is able to better plan expenses.

Diligent Board Member Services, Inc. — Half-Year Report June 2010
Notes to Consolidated Financial Statements
 (Unaudited)

Diligent’s History

We began developing components of the Diligent Boardbooks system starting in 1998.  In 2001, SunAmerica Funds requested a solution to automate the management of its board meeting papers.  With this request, the founders of the Company launched the Diligent Boardbooks concept and produced and tested a working concept that was delivered to SunAmerica Funds.  By 2002, the founders of the Company believed the end product could become an extremely valuable licensing opportunity.  With SunAmerica Funds as one of our anchor clients, the Company spent a year selling Boardbooks licenses to other major accounts in a market that had yet to deal with the implications of the Sarbanes-Oxley Act.  Starting in 2006, after fully developing the capabilities of our product with our anchor clients, we began establishing our own credentials. Our marketing group produced promotional marketing materials featuring our anchor clients which described the Boardbooks product and explained its benefits for boards of directors.  For the next two years, before undertaking an international rollout of a large licensing sales force, we tested several key growth assumptions relating to scaling the Diligent Boardbooks product.

On December 12, 2007 we completed a public share offering of 24,000,000 shares of our common stock in conjunction with a listing of our stock on the New Zealand Stock Exchange under the symbol “DIL.”  As a result, the Company is subject to the regulation and reporting requirements imposed by the New Zealand Stock Exchange.  There is no United States established public trading market for our common stock.  However, because the Company is a U.S. company incorporated in Delaware with over 500 shareholders, it is also subject to the U.S. reporting and regulatory requirements of the Securities and Exchange Commission (“SEC”) and the Securities Exchange Act of 1934.  Because of this dual regulation in New Zealand and the U.S., the Company is required to meet both standards, which means the Company sometimes is faced with conflicting requirements and always must comply with the more stringent rule.

In the first half of 2010, the Company recorded a number of milestones, none more pleasing than recording our best ever start to the year.  At the half way mark of the 2010 year, the Company has added license fees of $1.28 million, up significantly over the $0.99 million from the same time in 2009 and $0.81 million in 2008.  Encouragingly, the sales momentum generated during the first half of 2010 is expected to continue throughout the remainder of the year.  The Company’s income consists of subscription-based revenue that recurs each year and increases with each new license agreement or upgrade.  Year on year, our sales revenue is up 70% while operational costs have decreased approximately 3%.  Moreover, our customer satisfaction is such that we continue to enjoy a high retention rate – in fact not only are customers demonstrably happy with the Boardbook product and services, customer upgrades continue to provide a significant boost to sales.  In fact, the second quarter of 2010 represented the best quarter ever for upgrades from existing Diligent customers.   The Company now has over 350 worldwide clients and more than 9,500 users of its Boardbooks product.

Critical Accounting Policies and Estimates

Our consolidated financial statements are prepared in accordance with accounting principles generally accepted in the United States of America. The preparation of these consolidated financial statements requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. On an ongoing basis, management evaluates its estimates and judgments, including those related to revenue recognition, deferral of costs, the allowance for accounts receivable, software development costs, the impairment of long-lived assets and note receivable, income taxes and assumptions for stock-based compensation. Management bases its estimates and judgments on historical experience, known trends or events and various other factors that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions.

Diligent Board Member Services, Inc. — Half-Year Report June 2010
Notes to Consolidated Financial Statements
 (Unaudited)

We define our “critical accounting policies” as those that require us to make subjective estimates about matters that are uncertain and are likely to have a material impact on our financial condition and results of operations or that concern the specific manner in which we apply GAAP. Our estimates are based upon assumptions and judgments about matters that are highly uncertain at the time the accounting estimate is made and applied and require us to assess a range of potential outcomes.

We believe the following critical accounting policies to be both those most important to the portrayal of our financial condition and those that require the most subjective judgment.

Revenues and Accounts Receivable

We derive our revenues from set-up and training fees (“installation fees”) of the Boardbooks system and license fees for the ongoing use of our Diligent Boardbooks software.  We have no other significant sources of revenues at this time.

The Company recognizes revenue when all of the following criteria are met: (a) persuasive evidence of the arrangement exists, (b) delivery has occurred or services have been rendered, (c) the seller’s price to the buyer is fixed and determinable and (d) collectability is reasonably assured.  Revenue from the Boardbooks licenses is recorded ratably over the contract period, which is generally twelve months.  License fees paid in advance are recorded as deferred revenue until recognized.  The Company generally invoices its customers in annual installments.  Accordingly, the deferred revenue balance does not represent the total contract value of annual or multi-year, noncancelable subscription agreements.  The Company also earns fees for set-up and training (“installation fees”) of the Boardbooks system.  Historically, installation fees were recognized upon completion of the installation.

Accounts receivable are recorded at estimated net realizable value.  A provision for doubtful accounts is based on management’s assessment of amounts considered uncollectable for specific customers based on age of debt, history of payments and other relevant information.  An allowance for doubtful accounts is provided for accounts receivable which management determines will not be collectable in full.

Cost of Revenues and Operating Expenses

Cost of Revenues.  Cost of revenues consists of direct expenses related to account management, customer support and IT hosting.  We do not allocate indirect overhead to cost of revenues.

Selling and Marketing Expenses.  Selling and marketing expenses are comprised of sales commissions, salaries for sales and marketing employees, and direct advertising expenses, including mailings and travel.  We do not allocate indirect overhead to selling and marketing.

General and Administrative Expenses.  General and administrative expenses consist of compensation and related expenses for executive, finance, accounting, administrative, legal, professional fees, other corporate expenses and overhead costs such as rents, utilities etc.

Research and Development Expenses.  Research and development expenses are incurred as we upgrade and maintain our software, and develop product enhancements.  Such expenses include compensation and employee benefits of engineering and testing personnel, materials, travel and all direct overhead associated with design and required testing of our product line.  We do not allocate indirect overhead to research and development.

Software development costs are expensed as they are incurred until technological feasibility has been established, at which time those costs are capitalized until the product is available for general release to customers.  To date, software has been available for general release concurrent with the establishment of technological feasibility and, accordingly, the Company has not capitalized any development costs.  Costs incurred to enhance products after the general release of the service using the product are expensed in the period they are incurred and included in research and development costs in our consolidated statements of operations.

Diligent Board Member Services, Inc. — Half-Year Report June 2010
Notes to Consolidated Financial Statements
 (Unaudited)

Share-Based Compensation.  In November 2007, we adopted our 2007 Stock Option and Incentive Plan pursuant to which we have issued share-based compensation from time to time, in the form of stock options and other equity based awards.  In June 2010, we adopted the 2010 Stock Option and Incentive Plan pursuant to which we intend to issue Incentive Stock Options and Non-Qualified Stock Options.

Share-based compensation consists of stock issued to employees and contractors for services rendered.  The Company measures the cost of employee services received in exchange for an equity-based award using the fair value of the award on the date of the grant, and recognizes the cost over the period that the award recipient is required to provide services to the Company in exchange for the award.

The Company measures compensation cost for awards granted to non-employees based on the fair value of the award at the measurement date, which is the date performance is satisfied or services are rendered by the non-employee.

Interest Income (Expense), net

Interest income is derived from interest bearing bank deposits held by US, UK and New Zealand bank accounts, together with investment income from the Note receivable due from our affiliate, SSH LLC.

Foreign Exchange

As a worldwide company, certain of Diligent’s revenues and expenses are denominated in foreign currencies, which are recorded at the approximate rates of exchange in effect at the transaction dates.  Assets and liabilities are translated at the exchange rates in effect at the balance sheet dates, with differences recorded as foreign exchange gains or losses in the statements of operations.  Additionally, the Company has cash balances maintained in New Zealand Dollars (NZD) and British Pound Sterling (GBP).

The Company’s wholly-owned subsidiaries, Diligent Boardbooks Limited (“DBL”) and DBMS NZ, utilize the GBP and the NZD, respectively, as their functional currencies.  Assets and liabilities of these subsidiaries are translated to US dollars at exchange rates in effect at the balance sheet dates, with the resulting translation adjustments directly recorded to a separate component of accumulated other comprehensive income.

The Company uses foreign currency option contracts that are not designated as hedging instruments to manage exposure to fluctuations in foreign currency.  The Company uses these instruments as economic hedges and not for speculative or trading purposes.  All foreign currency option contracts are recorded at fair value in other current assets on the balance sheet and unrealized gains or losses at the balance sheet date are recorded in the income statement.

Income taxes

Diligent Board Member Services, Inc. files U.S. federal and state income tax returns.  Foreign operations file income tax returns in their respective foreign jurisdictions. The Company accounts for deferred income taxes under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

The Company and its subsidiaries are subject to regular audits by federal, state and foreign tax authorities.  These audits may result in additional tax liabilities.  The Company’s federal, state and foreign income tax returns for the 2007 through 2009 tax years are open for examination by the respective taxing jurisdictions.

Diligent Board Member Services, Inc. — Half-Year Report June 2010
Notes to Consolidated Financial Statements
 (Unaudited)

Note receivable from affiliate

The note receivable from affiliate represents amounts due from SSH LLC, the Company’s predecessor entity, under a Promissory Note and Security Agreement dated October 1, 2007 (the “Note”), as amended by the Prepayment and Amendment Agreement entered into in February 2010 and approved by our stockholders in June 2010.

The original Note bore interest at 5% per annum, and was scheduled to mature on October 1, 2010.  It was originally secured by 25,000,000 shares of the Company’s stock which was pledged as collateral by members of SSH LLC. A portion of the pledged shares were sold by SSH LLC in order to obtain funds to make the quarterly interest payments.  At December 31, 2009, there were 21,678,597 shares securing the Note.

The Prepayment and Amendment Agreement with SSH LLC provides for:

•
The sale in February 2010 by SSH LLC of a block of 4,823,000 shares of the pledged stock to a third party for US$0.24 per share, for a total of US$1,157,011 (after commissions), which would be applied to the interest due for the period from January through May 2010 ($146,581) and prepayment of principal ($1,010,430).  The proceeds of this sale were placed in escrow pending stockholder approval of the agreement.

•	The prepayment of an additional US$3,075,676 of principal through the surrender of 11,650,000 pledged shares to the Company at US$0.26 per share.

•	The extension of the maturity date on the Note from October 1, 2010 to October 1, 2012, and

•	Adjustment of the annual interest rate from 5.0% to 6.5% effective in June 2010, payable January 1 of each year, in arrears.

This agreement was subject to the approval of the Company’s shareholders at the annual meeting on June 8, 2010, and was contingent on the receipt of an appraisal attesting to the fairness of the transaction to the shareholders unrelated to SSH LLC. The agreement was approved and the amended Note now has an outstanding principal balance of $3,075,685 and is secured by 5,205,597 shares of the Company’s common stock pledged by the members of SSH LLC.  The proceeds from the February 2010 sale of shares by SSH LLC to a third party were delivered to the Company on June 8, 2010.

At June 30, 2010, the contractual outstanding loan balance is $3,075,685, which is reduced by a valuation allowance of $2,300,000, resulting in a net receivable balance of $775,685.  Prior to the Prepayments described above,  the contractual outstanding loan balance of the Note was $7,161,791.  The Note is considered to be collateral dependent, as SSH LLC’s only means of repayment is through liquidation of the underlying collateral.  At December 31, 2008, the carrying amount was reduced by a $5.8 million valuation allowance which was based on the estimated fair value of the underlying collateral at that time.  In the fourth quarter of 2009, the Company recorded a recovery in the value of the Note of $300,000 and a corresponding decrease in the valuation allowance to $5.5 million. As a result of the above described transaction, at March 31, 2010 the Company determined that the fair value of the underlying collateral had increased and recorded an additional recovery of $3.2 million.

In the absence of an active market for the Company’s common stock, or other observable inputs for similar instruments, the Company originally based its valuation of the underlying collateral on the value of the March 2009 issuance of Series A Preferred Stock, adjusted using an assumed discount rate of 20%, which was management’s estimate of the fair value of the preferred features of the Series A Preferred Stock.  In addition, management assumed that SSH LLC and/or its members would sell a portion of the underlying collateral to meet their quarterly interest payments, thereby reducing the amount of collateral expected to be available when the Note was to mature in October 2010.

The recovery of $3.2 million at March 31, 2010 was based on the remeasurement of a significant input used to value the underlying collateral of the Note, due to recent events and activity which indicated that the preferred stock price was no longer the best measure of the fair value of our common stock.  The Company believes that a better benchmark for fair value is the US$0.24 per share obtained by SSH LLC for the 4.8 million shares sold to a third party in the first quarter of 2010.  Prior to the issuance of the March 31, 2010 financial statements, the Company received the results of the appraisal required by the NZX, which indicated that the agreement was fair to the non-SSH LLC shareholders, and fully anticipated that stockholder approval of the Prepayment and Amendment Agreement would be obtained at the Company’s annual meeting.  In addition, the Company continued to meet growth projections. Based on all of these factors evaluated together, we believe the revised measurement is the best representation of fair value for our common stock.   The Company reviews the valuation of the Note each reporting period and believes the value is properly stated at June 30, 2010.

Diligent Board Member Services, Inc. — Half-Year Report June 2010
Notes to Consolidated Financial Statements
 (Unaudited)

Recent Accounting Pronouncements

See Note 3 to the condensed consolidated financial statements at Item 1 of this Half Year Report

Results of Operations for the Three Months Ended June 30, 2010 and 2009

Revenues

	Three months ended June 30,
	2010	2009	Increase/(Decrease)
Revenues	$1,915,405	$1,156,732	$758,673

The growth in total revenues of 66% in the second quarter of 2010 when compared with the 2009 second quarter is a result of the cumulative addition of license agreements each quarter.  The Company has continued to add license agreements each quarter since inception.  At June 30, 2010, the cumulative license agreements were 356, compared with 213 at June 30, 2009.  A net of 36 new licenses were added during the second quarter of 2010, compared with 20 for the second quarter of 2009.  This increase in revenues is in line with our targets and was achieved at a significantly lower customer acquisition cost.  All of the deferred revenue of $1.7 million recorded on the balance sheet at June 30, 2010 will be recognized as revenue in the next twelve months, including $0.9 million which will be recognized in the third and fourth quarters of 2010.

Cost of Revenues and Operating Expenses

Cost of Revenues

	Three months ended June 30,
	2010	2009	Increase/(Decrease)
Cost of Revenues	$659,556	$539,834	$119,722

Cost of revenues is comprised of account management, customer support and IT services.  For the three months ended June 30, 2010, employee costs included in cost of revenues increased by approximately $109 thousand as compared to the three months ended June 30, 2009, primarily as a result of a realignment of certain management responsibilities from research and development to account management, and an increase in head count to support our larger client base. The remainder of the increase in cost of revenues is primarily attributable to an increase in hosting costs of approximately $13 thousand, which has increased primarily due to hosting facilities the Company has added as a result of the growth in the number of users.

Cost of revenues as a percentage of revenues decreased to 34.4% for the second quarter of 2010, compared with 46.7% for the second quarter of 2009, as a result of the greater economies that we have achieved as our client base increased.

Selling and Marketing Expenses

	Three months ended June 30,
	2010	2009	Increase/(Decrease)
Selling and Marketing Expenses	$739,991	$593,064	$146,927

Selling and marketing expenses are higher in the second quarter of 2010 as compared to the comparable 2009 quarter as a result of an increase in salaries and commissions of $44 thousand, advertising expenses of $74 thousand and foreign selling expenses of $21 thousand, primarily in the UK.

Diligent Board Member Services, Inc. — Half-Year Report June 2010
Notes to Consolidated Financial Statements
 (Unaudited)

General and Administrative Expenses

	Three months ended June 30,
	2010	2009	Increase/(Decrease)
General and Administrative Expenses	$882,818	$995,598	$(112,780)

The decrease in general and administrative expenses is comprised of an increase in share-based compensation expense of $103 thousand relating to stock options issued at the second half of 2009, offset by decreases in professional fees of $143 thousand, employee compensation of $40 thousand, rent and office costs of $20 thousand and travel expenses of $18 thousand.  The decrease in professional fees is attributable to the inclusion in the first half of 2009 of incremental professional fees associated with the requirements of becoming a public company in the U.S.

Research and Development Expenses

	Three months ended June 30,
	2010	2009	Increase/(Decrease)
Research and Development Expenses	$233,742	$199,238	$34,504

Our research and development is performed primarily by our New Zealand subsidiary.  The New Zealand expenses in local currency increased slightly due to increased headcount. The difference in the average US$/NZD exchange rates for the periods resulted in an additional increase when measured in US dollars.

Depreciation and Amortization

	Three months ended June 30,
	2010	2009	Increase/(Decrease)
Depreciation and Amortization	$114,707	$94,404	$20,303

The increase in depreciation and amortization is attributable to the net increase in property and equipment, consisting principally of computer equipment and computer software.

Interest Income, net

	Three months ended June 30,
	2010	2009	Increase/(Decrease)
Interest Income, net	$68,535	$100,855	$(32,320)

Interest income, net, includes interest income on the Note Receivable from our affiliate, as well as interest on the Company’s cash and cash equivalents and term deposits which are interest-bearing.  The decrease in interest income is attributable to the decrease in our cash and term deposit balances from $1.9 million at June 30, 2009 to $1.1million at June 30, 2010.

Diligent Board Member Services, Inc. — Half-Year Report June 2010
Notes to Consolidated Financial Statements
 (Unaudited)

Foreign Exchange Transaction Gain(Loss)

	Three months ended June 30,
	2010	2009	Increase/(Decrease)
Foreign Exchange Transaction Gain(Loss)	$1,018	$41,796	$(40,778)

The parent Company maintains a portion of its cash and receivable balances in foreign currencies, primarily the NZD and GBP.  The slight gain for the three months ended June 30, 2010 is due to a slight weakening of the US dollar against both NZD and GBP.  During the second quarter of 2009 there was a more significant weakening of the US dollar against both NZD and GBP.

Other Income

	Three months ended June 30,
	2010	2009	Increase/(Decrease)
Other Income	$-	$170,954	$(170,954)

Other income in 2009 consists of a recovery of UK Value Added Tax (VAT) on prior year expenses.

Results of Operations for the Six Months Ended June 30, 2010 and 2009

Revenues

	Six months ended June 30,
	2010	2009	Increase/(Decrease)
Revenues	$3,662,882	$2,153,904	$1,508,978

The growth in revenues of 70% in the first two quarters of 2010 when compared with the first two quarters of 2009 is a result of the cumulative addition of license agreements each quarter.  The Company has continued to add license agreements each quarter since inception.  At June 30, 2010, the cumulative license agreements were 356, compared with 213 at June 30, 2009.  A net of 72 new licenses were added during the first two quarters of 2010, compared with 39 for the first two quarters of 2009.  This increase in revenues is in line with our targets and was achieved at a significantly lower customer acquisition cost. All of the deferred revenue of $1.7 million recorded on the balance sheet at June 30, 2010 will be recognized as revenue in the next twelve months, including $0.9 million which will be recognized in the third and fourth quarters of 2010.

Cost of Revenues and Operating Expenses

Cost of Revenues

	Six months ended June 30,
	2010	2009	Increase/(Decrease)
Cost of Revenues	$1,282,220	$995,567	$286,653

Cost of revenues is comprised of account management, customer support and IT services.  For the six months ended June 30, 2010, employee costs included in cost of revenues increased by approximately $227 thousand as compared to the six months ended June 30, 2009, primarily as a result of a realignment of certain management responsibilities from research and development to account management, and an increase in head count to support our larger client base. Additionally, travel costs increased by approximately $22 thousand due to increased client visits by account management.  The remainder of the increase in cost of revenues is attributable to an increase in hosting costs of approximately $30 thousand, which has increased primarily due to hosting facilities the Company has added as a result of the growth in the number of users.

Cost of revenues as a percentage of revenues decreased to 35.0% for the first half of 2010, compared with 46.2% for the first half of 2009, as a result of the greater economies that we have achieved as our client base increased.

Diligent Board Member Services, Inc. — Half-Year Report June 2010
Notes to Consolidated Financial Statements
 (Unaudited)

Selling and Marketing Expenses

	Six months ended June 30,
	2010	2009	Increase/(Decrease)
Selling and Marketing Expenses	$1,306,877	$1,273,661	$33,216

Selling and marketing expenses are slightly higher in the first half of 2010 as compared to the comparable 2009 period as a result of a slight decrease in our North American sales force offset by an increase in advertising expenses.

General and Administrative Expenses

	Six months ended June 30,
	2010	2009	Increase/(Decrease)
General and Administrative Expenses	$1,884,437	$2,124,041	$(239,604)

The decrease in general and administrative expenses is comprised of an increase in share-based compensation expense of $200 thousand relating to stock options issued at the second half of 2009, offset by decreases in professional fees of $334 thousand, employee compensation of $52 thousand, rent and office costs of $43 thousand and travel expenses of $11 thousand.  The decrease in professional fees is attributable to the inclusion in the first half of 2009 of incremental professional fees associated with the requirements of becoming a public company in the U.S.

Research and Development Expenses

	Six months ended June 30,
	2010	2009	Increase/(Decrease)
Research and Development Expenses	$410,888	$358,927	$51,961

Our research and development is performed primarily by our New Zealand subsidiary.  The New Zealand expenses for the first six months of 2010 in local currency decreased slightly over the comparable 2009 period due to the realignment of certain management responsibilities from research and development to account management, offset slightly by an increase in headcount in the second quarter of 2010.  This was offset by the difference in the average US$/NZD exchange rates for the periods resulting in an additional increase when measured in US dollars.

Depreciation and Amortization

	Six months ended June 30,
	2010	2009	Increase/(Decrease)
Depreciation and Amortization	$229,903	$183,961	$45,942

The increase in depreciation and amortization is attributable to the net increase in property and equipment, consisting principally of computer equipment and computer software.

Diligent Board Member Services, Inc. — Half-Year Report June 2010
Notes to Consolidated Financial Statements
 (Unaudited)

Impairment recovery on note receivable from affiliate

	Six months ended June 30,
	2010	2009	Increase/(Decrease)
Impairment recovery on note receivable from affiliate	$3,200,000	$-	$3,200,000

The carrying value of the Note had previously been reduced by a valuation allowance to reflect the estimated fair value of the Company’s common stock which is held as collateral for the Note, as the Note is deemed to be collateral dependant.  At March 31, 2010, the Company remeasured a significant input used to value the underlying collateral and recorded a recovery of $3.2 million, based on recent events and activity which indicated that the revised measurement is the best representation of fair value of the underlying collateral for the Note.

Interest Income, net

	Six months ended June 30,
	2010	2009	Increase/(Decrease)
Interest Income, net	$144,382	$185,642	$(41,260)

Interest income, net, includes interest income on the Note Receivable from our affiliate, as well as interest on the Company’s cash and cash equivalents and term deposits which are interest-bearing.  The decrease in interest income is attributable to the decrease in our cash and term deposit balances from $1.9 million at June 30, 2009 to $1.1million at June 30, 2010.

Foreign Exchange Transaction Gain/(Loss)

	Six months ended June 30,
	2010	2009	Increase/(Decrease)
Foreign Exchange Gain/(Loss)	$(38,611)	$(893)	$(37,718)

The parent Company maintains a portion of its cash and receivable balances in foreign currencies, primarily the NZD and GBP.  The foreign exchange losses for the six months ended June 30, 2010 and 2009, are a result of the strengthening of the US dollar against both NZD and GBP during those periods, more significantly so in 2010.

Other Income

	Six months ended June 30,
	2010	2009	Increase/(Decrease)
Other Income	$-	$170,954	$(170,954)

Other income in 2009 consists of a recovery of UK Value Added Tax (VAT) on prior year expenses.

Liquidity and Capital Resources

The primary source of our liquidity for the past year has been the $2.9 million of financing obtained from our Series A Preferred Stock issued in March 2009.  At June 30, 2010, our sources of liquidity consist of cash and term deposits of approximately $1.1 million.

In February 2010, Services Share Holding, LLC sold approximately 4.8 million shares of Company stock pledged as collateral for the Note receivable from affiliate for approximately $1.2 million.  The proceeds were placed in escrow pending stockholder approval at our annual stockholders’ meeting on June 8, 2010, as required by the New Zealand Stock Exchange listing rules.  The sale was approved and we received approximately $0.2 million interest in cash in April and May 2010 and a $1.0 million principal prepayment in cash in June 2010,  providing us with additional liquidity.

Diligent Board Member Services, Inc. — Half-Year Report June 2010
Notes to Consolidated Financial Statements
 (Unaudited)

In March 2010, the Company entered into an agreement with Spring Street Partners, L.P. (“the Lender”) pursuant to which the Lender extended a $1.0 million revolving line of credit facility to the Company.  This line of credit offers the Company additional cash flow support if needed. As of June 30, 2010, the Company has no borrowings under this credit facility.

The Company continues to consider and evaluate strategic growth opportunities that could result in a need for additional capital not currently within the Company’s budget.  Our current operating expenses and expected capital expenditures are fixed, predictable and adequate to support our budgeted growth.  The primary uncertainty concerning the Company’s capital needs pertains to its ability to achieve the expected sales growth in a timely manner.

Cash flows

	Six months ended June 30,
	2010	2009
Cash provided by (used in):
Operating activities	$(919,999)	$(2,021,604)
Investing activities	$(88,975)	$(184,213)
Financing activities	$947,453	$2,795,521

Net Cash Flows from Operating Activities

Cash used in operating activities for the six months ended June 30, 2010 was $920 thousand, compared with $2,022 thousand for the first half of 2009.  The Company has been reducing its cash burn rate from operations, primarily from increased revenues coupled with a reduction in operating expenses.

Net Cash Flows from Investing Activities

Cash used in investing activities is comprised entirely of purchases of property and equipment.

Net Cash Flows from Financing Activities

In the first half of 2010, cash received from financing activities consists principally of the $1.0 million received from a prepayment of the Note receivable from affiliate.  During the first half of 2009, the Company secured $2.9 million in financing, net of issuance costs, from the issuance of Series A Preferred Stock.

Item 3. Quantitative and Qualitative Disclosures About Market Risk.

Because the Company qualifies as a smaller reporting company, as defined by §229.10(f)(1) it is not required to provide the information required by this Item.

Item 4T. Controls and Procedures.

(a)  Evaluation of disclosure controls and procedures.  As of the end of the quarter ended June 30, 2010, our Chief Executive Officer and Chief Financial Officer have each reviewed and evaluated the effectiveness of our disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) under the Exchange Act).  Based on that evaluation, the Chief Executive Officer and Chief Financial Officer have each concluded that our current disclosure controls and procedures are effective to ensure that information required to be disclosed by the Company in reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the Securities and Exchange Commission rules and forms, and include controls and procedures designed to ensure that information required to be disclosed by the Company in such reports is accumulated and communicated to the Company’s management, including the Chief Executive Officer and Chief Financial Officer, as appropriate to allow timely decisions regarding required disclosure.

Diligent Board Member Services, Inc. — Half-Year Report June 2010
Notes to Consolidated Financial Statements
 (Unaudited)

(b)  Changes in Internal Controls.  There has been no change in the Company’s internal control over financial reporting required by Exchange Act Rule 13a-15 or 15d-15 that occurred during the fiscal quarter ended June 30, 2010 that has materially affected, or is reasonably likely to materially affect Diligent Board Member Services, Inc.’s internal control over financial reporting.

Supplemental Information

NZX has confirmed that for the purpose of the Listing Rules the Financial Reporting Act 2003 (New Zealand) will apply to Diligent as an “Issuer” and “Reporting Entity” for the purposes of that Act.  This allows Diligent to report in New Zealand in US$ and according to US Generally Accepted Accounting Principles (GAAP).  GAAP reporting does not provide, or allow, for the presentation of Net Tangible Assets per Share as is required under NZSX Listing Rules.  Diligent is providing as supplemental information that the Net Tangible Assets at 30 June 2010 and 2009 are $US0.02 and $US0.04 per share, respectively.

DIRECTORY

Directors
Rick Bettle, (Wellington, NZ)
Sharon Daniels (New Jersey, USA)
Peter Huljich (Auckland, NZ)
David Liptak (New York, USA)
Mark Russell (Christchurch, NZ)
Alex Sodi (New York, USA)

Senior Management
Tricia Burke (Vice President, IT)
Marc Daniels (Executive VP, Licensing)
Kevin Lawler (CFO NZ)
Don Meisner (Treasurer)
Robert Norton (General Counsel, Corporate Secretary)
Al Percival (Executive VP, Director of Operations)
Jeffry Powell (Executive VP, Sales)
Tony Rogers (Vice President, Software Development)
Steven Ruse (Chief Financial Officer)
Alessandro Sodi (Chief Executive Officer)

Registered Office
39 West 37th Street, 8th Floor
New York, NY 10018
United States of America

Tel: +1 212 741 8181
Fax: +1 212 629 8785
US Toll Free: 1 877 454 5443

Places of Business

United States
39 West 37th Street, 8th Floor
New York, NY 10018

New Zealand
Level 1, 49 Carlyle Street
Christchurch
New Zealand
Phone +64 3 977 5599

London
Egmont House
25-31 Tavistock Place
London
WC1H 9SF
United Kingdom
Phone +44 20 7580 8999

Canada
BCE Place – TD Canada Trust Tower
161 Bay Street, 27th Floor
Toronto, ON M5J 2S1, Canada

Legal Advisors

New Zealand
Buddle Findlay, Christchurch

United States
Lathrop and Gage, Kansas City, Missouri

Auditor
Holtz Rubenstein Reminick LLP
New York, New York
United States of America

Bankers
HSBC
New York
United States of America

ANZ National Bank
Christchurch
New Zealand

Share Registrar
Link Market Services Limited
Level 16, Brookfields House, 19 Victoria Street West
Auckland
P.O. Box 91976
Auckland, 1010

Investor Enquiries: +64 9 375 5998
Fax: + 64 9 375 5990
Email: lmsenquiries@linkmarketservices.com
Website: www.linkmarketservices.com

Web Addresses
www.boardbooks.com
www.boardbooks.co.nz
www.boardbooks.com.au
www.boardbooks.co.uk
www.boardbooks.ca

Reporting Calendar
June 30, 2010
– Half Year
August 2010
– Announcement & Distribution of Half Year Results
October 2010
– Third Quarter Market Update
December 31, 2010
– End of Financial Year
January 2011
– Fourth Quarter Market Update
February 2011
– 2010 Full Year Results Announcement